EXHIBIT 99.1

Verso Paper Corp. Reports Fourth Quarter and Year-End 2013 Results
MEMPHIS, Tenn., (March 6, 2014) - Verso Paper Corp. (NYSE: VRS) today reported financial results for the fourth quarter and year ended December 31, 2013. Results for quarters ended December 31, 2013 and 2012 include:

•	Net sales of $350.4 million in the fourth quarter of 2013 compared to $361.0 million in the fourth quarter of 2012.

•
Net loss before items of $23.9 million, or $0.45 per diluted share, in the fourth quarter of 2013, compared to net loss before items of $21.9 million, or $0.41 per diluted share, in the fourth quarter of 2012.

•
Adjusted EBITDA before pro forma effects of profitability program of $36.6 million in the fourth quarter of 2013, compared to $41.1 million in the fourth quarter of 2012 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the fourth quarter of 2013 decreased $10.6 million, or 2.9%, compared to the fourth quarter of 2012, reflecting a 2.1% decline in sales volume and a 0.9% decrease in average price per ton. Pulp prices were higher while coated paper prices declined. Verso's gross margin was 17.9% for the fourth quarter of 2013 compared to 14.1% for the fourth quarter of 2012, reflecting lower input prices, including the effects of energy hedge benefits.

“Our pulp and specialty papers segments finished 2013 with strong volumes and pricing," said David Paterson, President and Chief Executive Officer of Verso.  "Volumes and prices in our major coated paper grades came under pressure at year end, and these pressures have continued into 2014. These market conditions along with weather-related impacts on our operations and energy costs may cause our first quarter 2014 results to be significantly below last year’s first quarter.

"Verso remains focused on safety, our R-Gap process and cash management as we move through the first quarter of 2014."

Summary Results
Results of Operations - Comparison of the Fourth Quarter of 2013 to the Fourth Quarter of 2012

	Three Months Ended
	December 31,
(Dollars in thousands)	2013	2012
Net sales	$350,418	$361,051
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	287,620	310,332
Depreciation, amortization, and depletion	26,110	26,840
Selling, general, and administrative expenses	17,773	18,168
Restructuring charges	51	5,407
Total operating expenses	331,554	360,747
Other operating income	—	(60,594)
Operating income	18,864	60,898
Interest income	(5)	(1)
Interest expense	34,268	36,830
Other loss (income), net	5,189	(93)
(Loss) income before income taxes	(20,588)	24,162
Income tax benefit	(582)	(1,319)
Net (loss) income	$(20,006)	$25,481

Net Sales.  Net sales for the fourth quarter of 2013 decreased 2.9% to $350.4 million from $361.0 million in the fourth quarter of 2012, reflecting a 0.9% decrease in average sales price and a 2.1% decline in total sales volume.

Net sales for our coated papers segment decreased 7.6% in the fourth quarter of 2013 to $266.2 million from $288.0 million for the same period in 2012, due to a 4.0% decrease in paper sales volume and a 3.7% decline in average sales price per ton.

Net sales for our market pulp segment increased 10.7% in the fourth quarter of 2013 to $40.6 million from $36.6 million for the same period in 2012.  The sales volume declined 6.9% while the average sales price per ton increased 18.8% compared to the fourth quarter of 2012.

Net sales for our other segment increased 19.7% to $43.6 million in fourth quarter of 2013 from $36.4 million in the fourth quarter of 2012.  This increase was driven by a 23.7% increase in sales volume offset by a 3.2% decrease in average sales price per ton.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $313.7 million in the fourth quarter of 2013 compared to $337.1 million in 2012, reflecting lower volumes and lower input prices, including the effects of energy hedge benefits.  Our gross margin, excluding depreciation, amortization, and depletion, was 17.9% for the fourth quarter of 2013 compared to 14.1% for the fourth quarter of 2012. Depreciation, amortization, and depletion expenses were $26.1 million for the fourth quarter of 2013 compared to $26.9 million for the fourth quarter of 2012.

Selling, general, and administrative.  Selling, general, and administrative expenses were $17.8 million in the fourth quarter of 2013 compared to $18.2 million for the fourth quarter of 2012.

Restructuring charges.  Restructuring charges for the fourth quarter of 2012 were $5.4 million, and consisted of closure costs of the former Sartell mill.

Other operating income.  Other operating income in fourth quarter of 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.

Interest expense.  Interest expense for the fourth quarter of 2013 was $34.3 million compared to $36.8 million for the same period in 2012.

Other loss, net.  Other loss, net was $5.2 million for fourth quarter of 2013, and reflected costs incurred in connection with the merger agreement signed with NewPage Holdings Inc. on January 3, 2014, or the "Merger Agreement."

Income tax benefit.  Income tax benefit of $0.6 million and $1.3 million for fourth quarters of 2013 and 2012, respectively, resulted from reductions in the deferred tax liability related to the non-cash trademark impairment charges taken in each period presented.

Results of Operations - Comparison of 2013 to 2012

	Year Ended December 31,
(Dollars in thousands)	2013	2012
Net sales	$1,388,899	$1,474,612
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,179,085	1,272,630
Depreciation, amortization, and depletion	104,730	118,178
Selling, general, and administrative expenses	73,777	74,415
Restructuring charges	1,378	102,404
Total operating expenses	1,358,970	1,567,627
Other operating income	(3,971)	(60,594)
Operating income (loss)	33,900	(32,421)
Interest income	(25)	(8)
Interest expense	137,728	135,461
Other loss, net	7,965	7,379
Loss before income taxes	(111,768)	(175,253)
Income tax benefit	(562)	(1,424)
Net loss	$(111,206)	$(173,829)

Net Sales.  Net sales for 2013 decreased 5.8% to $1,388.9 million from $1,474.6 million in 2012, due to a 6.1% decline in total sales volume, and the average sales price for all of our products remained flat in 2013 compared to 2012.

Net sales for our coated papers segment decreased 9.7% to $1,062.6 million in 2013 from $1,177.1 million in 2012, due to an 8.3% decline in paper sales volume, which was driven by the closure of the former Sartell mill in the third quarter of 2012.  The average sales price per ton of coated paper decreased 1.5% compared to last year.

Net sales for our market pulp segment increased 10.9% in 2013 to $156.1 million from $140.8 million in 2012.  The sales volume decreased 0.5% while the average sales price per ton increased 11.4% compared to 2012.

Net sales for our other segment increased 8.6% to $170.2 million in 2013 from $156.7 million in 2012.  This increase was driven by a 5.3% increase in sales price and a 3.2% increase in sales volume.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $1,283.8 million in 2013 compared to $1,390.8 million in 2012, reflecting the closure of the Sartell mill in the third quarter of 2012.  Our gross margin, excluding depreciation, amortization, and depletion, was 15.1% for 2013 compared to 13.7% for 2012, reflecting lower input prices, including the effects of energy hedge benefits. Depreciation, amortization, and depletion expenses were $104.7 million for 2013 compared to $118.2 million for 2012, reflecting the closure of the former Sartell mill.

Selling, general, and administrative.  Selling, general, and administrative expenses were $73.8 million in 2013 compared to $74.4 million in 2012.

Restructuring charges.  Restructuring charges in 2013 were $1.4 million, and consisted primarily of facility operations and personnel costs for the former Sartell mill site through the date of sale. Restructuring charges for 2012 were $102.4 million, and consisted primarily of fixed asset and other impairment charges of $77.1 million and severance and benefit costs of $19.4 million related to the closure of the former Sartell mill.

Other operating income.  Other operating income in 2013 was $4.0 million and consisted of the gain on the sales of the former Sartell mill and Verso Fiber Farm LLC. Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.

Interest expense.  Interest expense for 2013 was $137.8 million compared to $135.4 million in 2012.

Other loss, net.  Other loss, net was $7.9 million for 2013, and reflected costs incurred in connection with the Merger Agreement and losses related to debt refinancing. Other loss, net was $7.4 million in 2012, which represented losses related to debt refinancing.

Income tax benefit.  Income tax benefit of $0.6 million and $1.4 million for 2013 and 2012, respectively, resulted from reductions in the deferred tax liability related to the non-cash trademark impairment charges taken in the years presented.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2013	2012	2013	2012
Net (loss) income	$(20.0)	$25.5	$(111.2)	$(173.8)
Income tax benefit	(0.6)	(1.3)	(0.6)	(1.4)
Interest expense, net	34.3	36.8	137.8	135.4
Depreciation, amortization, and depletion	26.1	26.9	104.7	118.2
EBITDA	39.8	87.9	130.7	78.4
Adjustments to EBITDA:
Merger related costs(1)	5.2	—	5.2	—
Restructuring charges(2)	0.1	5.4	1.4	102.4
Gain on insurance settlement(3)	—	(53.1)	—	(52.6)
Loss on extinguishment of debt, net(4)	—	—	2.8	8.2
Hedge gains (5)	(12.5)	(0.1)	(14.3)	(3.7)
Equity award expense(6)	0.4	0.4	1.8	2.7
Other items, net(7)	3.6	0.6	1.9	4.7
Adjusted EBITDA before pro forma effects of profitability program	36.6	41.1	129.5	140.1
Pro forma effects of profitability program(8)			46.7	46.8
Adjusted EBITDA			$176.2	$186.9

(1)	Represents costs incurred in connection with the Merger Agreement.

(2)	Represents costs primarily associated with the closure of the former Sartell mill in 2012.

(3)	Represents gain on insurance settlement resulting from the fire at the former Sartell mill in 2012.

(4)	Represents net losses related to debt refinancing.

(5)	Represents unrealized gains on energy-related derivative contracts.

(6)	Represents amortization of non-cash incentive compensation.

(7)	Represents miscellaneous non-cash and other earnings adjustments, including the gain on sale of the former Sartell mill and Verso Fiber Farm LLC in 2013.

(8)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso

Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan.  Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.  Additional information about Verso is available on its website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Standard Time) to discuss fourth quarter and year-end results. Analysts and investors may access the live conference call by dialing 719-325-4765 or, within the U.S. and Canada only, 877-548-7914, access code 7085339. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at investor.versopaper.com by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=139571. This release and Verso’s annual report on Form 10-K for the year ended December 31, 2013, will be made available on Verso's website at investor.versopaper.com by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 7085339. This replay will be available starting today at 12:00 p.m. (Eastern Standard Time) and will remain available for 14 days.
Contact
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer

901-369-4128
robert.mundy@versopaper.com
www.versopaper.com
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